Exhibit 99.1

Western Uranium & Vanadium Announces Results of 2026 AGM

Toronto, Ontario and Nucla, Colorado, June 26, 2026 (GLOBE NEWSWIRE) -- Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the results of the Company’s Annual General and Special Meeting of shareholders (the “Meeting”) held in Nucla, Colorado on June 26, 2026. Proxy votes were cast for common shares representing approximately 43.0% of the issued and outstanding common shares of the Company as at the record date for the Meeting. Each of the other matters put forward before shareholders for consideration and approval at the Meeting, as described in the Company’s management information circular dated May 19, 2026, was duly approved by the requisite number of votes.

Re-Election of Directors

At the Meeting, the shareholders re-elected all of the directors proposed by management of the Company, namely, George Glasier, Bryan Murphy, Andrew Wilder and Michael Skutezky.

Re-Appointment of Auditor

The shareholders re-appointed MNP LLP as auditor of the Company for the ensuing year and authorized the board of the Company to fix the remuneration of the auditors.

Incentive Stock Option Plan

The 2023 Incentive Stock Option Plan of the Company was reapproved at the Meeting, and must be reapproved by Western’s shareholders no later than the date that is three years from the date of the Meeting.

Shareholder Rights Plan

The 2023 Shareholder Rights Plan was reconfirmed and reapproved for a period of three years and must be reapproved by Western’s shareholders at the third annual general meeting of shareholders following the Meeting.

Re-Appointment of Officers and Members of Board Committees

Subsequent to the Meeting, the following management re-appointments were confirmed for the ensuing year: George Glasier, President and Chief Executive Officer; Robert Klein, Chief Financial Officer; Michael Rutter, Chief Operating Officer; and Denis Frawley, Corporate Secretary.

The newly-elected Board re-appointed the following chairs: Bryan Murphy as Chairman of the Board; Andrew Wilder as Chairman of the Audit Committee; and Michael Skutezky as Chairman of the Governance, Nominating and Compensation Committee. Each of the Audit Committee Governance, and the Governance, Nominating and Compensation Committee are comprised of three independent directors, namely Bryan Murphy, Andrew Wilder, and Michael Skutezky.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier President and CEO 970-864-2125 gglasier@western-uranium.com	Robert Klein Chief Financial Officer 908-872-7686 rklein@western-uranium.com